EXHIBIT 3


                           CERTIFICATE OF AMENDMENT
                                      OF
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           FIRST HEALTH GROUP CORP.


 It is hereby certified that:

      FIRST:  The name of the Corporation is First Health Group Corp.

      SECOND: The amendment to the Restated Certificate of Incorporation of the Corporation effected by this Certificate is as follows:

      By deleting the first paragraph of Article FOURTH thereof as now exists and inserting in lieu thereof a new first paragraph of Article FOURTH, reading as follows:

      "FOURTH: The Corporation is authorized to issue two classes of stock to be designated respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is 401,000,000. The number of shares of Preferred Stock authorized to be issued is 1,000,000 and the par value of each such share is $1.00; and the number of shares of Common Stock authorized to be issued is 400,000,000 and the par value of each such share is $.01."

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Susan T. Smith, its Vice President, this 20th day of June, 2002.


                                    FIRST HEALTH GROUP CORP.

                                    By: /s/ Susan T. Smith
                                    ------------------------------
                                    Susan T. Smith, Vice President